UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2020

Innovative Industrial Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-37949	81-2963381
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1389 Center Drive, Suite 200

Park City, UT 84098

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 997-3332

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	IIPR	New York Stock Exchange
Series A Preferred Stock, par value $0.001 per share	IIPR-PA	New York Stock Exchange

Item 7.01	Regulation FD Disclosure.

On January 1, 2020, IIP-MI 1 LLC (“Landlord”), a wholly owned subsidiary of IIP Operating Partnership, LP, the operating partnership subsidiary of Innovative Industrial Properties, Inc. (the “Company”), entered into an amendment (the “Lease Amendment”) to its lease (the “Lease”) with Green Peak Industries, LLC (“GPI”) for the property located at 10070 Harvest Park in Dimondale, Michigan (the “Property”).

The Lease Amendment reduces the tenant improvement allowance under the Lease by approximately $15.2 million (the “Reduced TI Allowance”), representing the remaining amount that was available under the Lease as of January 1, 2020 for reimbursement by the Landlord to GPI for tenant improvements at the Property. As a result, the Company’s total investment in the Property is approximately $15.8 million. The Reduced TI Allowance also resulted in a corresponding reduction of base rent under the Lease Amendment.

The Lease Amendment also extends the initial term of the Lease to December 31, 2036.

The foregoing description of the Lease Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Lease Amendment, which is filed as an exhibit to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit
10.1	Second Amendment dated January 1, 2020 to Lease Agreement dated August 2, 2018 between IIP-MI 1 LLC and Green Peak Industries, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2020	INNOVATIVE INDUSTRIAL PROPERTIES, INC.

	By:	/s/ Catherine Hastings
	Name:	Catherine Hastings
	Title:	Chief Financial Officer, Chief Accounting Officer and Treasurer